Thomas Howell
Ferguson P.A.

Certified Public Accountants

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-4 for FMG Acquisition Corp., covering the registration of 8,750,000 shares of common stock, of our report dated April 2, 2008, included in the audited financial statements for the years ended December 31, 2006 and December 31, 2005 for United Insurance Holdings, L.C.

Thomas Howell Ferguson P.A.